As filed with the Securities and Exchange Commission on December 27, 2012

Registration No. 333-153014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUSHI COPPERWELD, INC.

(Exact name of registrant as specified in its charter)

Nevada	13-3140715
(State or other jurisdiction of	(IRS. Employer
incorporation or organization)	Identification Number)

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Beijing, PRC 100027

(Address of Principal Executive Offices)

Fushi Copperweld, Inc 2007 Stock Incentive Plan
(Full title of the plan)

Li Fu
Chairman and Co-Chief Executive Officer
Fushi Copperweld, Inc.
TYG Center Tower B, Suite 2601
Dongsanhuan Bei Lu, Bing 2
Beijing, PRC 100027
(Name and address of agent for service)

(011)-86-10-8447-8280

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-153014) (the “Registration Statement”) of Fushi Copperweld, Inc. (the “Company”). Effective as of December 26, 2012 (the “Effective Time”), pursuant to Agreement and Plan of Merger, dated as of June 28, 2012, among the Company, Green Dynasty Limited (“Parent”), Green Dynasty Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”) and Green Dynasty Holdings Limited, Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding shares of common stock of the Company, other than certain excluded shares, was converted into the right to receive $9.50 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, Tennessee on December 27, 2012.

Fushi Copperweld, Inc.

By:	/s/ Joseph Longever
Name: Joseph Longever
Title: Co-Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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